As filed with the Securities and Exchange Commission on July 30, 2026

Registration No. 333-288789

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

URANIUM ROYALTY CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	1090	98-1507764
(Province or other jurisdiction of incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 1830, 1188 West Georgia Street,

Vancouver, British Columbia, V6E 4A2, Canada

(604) 396-8222

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Scott Melbye Chief Executive Officer Uranium Royalty Corp. Suite 1830, 1188 West Georgia Street, Vancouver, British Columbia, V6E 4A2, Canada (604) 396-8222	Rod Talaifar Sangra Moller LLP Suite 2200, 1021 West Hastings Street Vancouver, British Columbia, Canada V6E 0C3 (604) 662-8808	Rick Werner Alla Digilova Haynes and Boone, LLP 30 Rockefeller Plaza 26th Floor New York, NY 10112 (212) 659-4974

It is proposed that this filing shall become effective (check appropriate box):

A.	☒		upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐		at some future date (check the appropriate box below):

	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form F-10 relates to the Registration Statement on Form F-10 (333-288789), filed with the Securities and Exchange Commission on August 6, 2025 (the “Registration Statement”) by Uranium Royalty Corp., a Canada corporation (the “Company”). The Registration Statement related to the offering for sale by the Company of up to $150,000,000 (or the equivalent in other currencies based on the applicable exchange rate at the time of the offering) in the aggregate of (i) common shares in the capital of the Company; (ii) preferred shares in the capital of the Company, issuable in series; (iii) warrants to purchase other securities of the Company; (iv) subscription receipts convertible into other securities of the Company; (v) debentures, notes or other evidence of indebtedness of any kind, nature or description and which may be issuable in series; and (vi) units comprised of one or more of any of the other securities, or any combination of such securities.

On July 27, 2026, Uranium Royalty Corp., a corporation formed under the laws of the State of Delaware (“New URC”), became the publicly traded parent company of the Company, pursuant to which entities held an approximate 92% interest in the Sweetwater Trona Block LLC, Sweetwater Trona Fund LP, Sweetwater Management LLC, Sweetwater Surface LLC, Sweetwater Trona HoldCo LLC, Sweetwater Trona OpCo LLC, Sweetwater Royalties LLC, Uinta Development Company, Aggie Grazing Block LLC, Aggie Grazing Fund LP, Aggie Grazing LLC, Cougar Utah Block LLC, Cougar Utah Fund LP, Cougar Utah LLC and Green River Management Holdings LLC, following the consummation of the transactions (the “Transaction”) pursuant to that certain Arrangement Agreement, dated as of April 16, 2026, as amended, by and among URC, entities affiliated with Orion Resource Partners (USA) LP, HRG Metals LP, and Ontario Teachers’ Pension Plan Board. In connection with the Transaction, the New URC Shares are listed on the Nasdaq Capital Market and trade under the symbol “UROY.” As a result of the Transaction, New URC became the successor issuer to the Company pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended.

As a result of the Transaction, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all shares registered under the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on July 30, 2026.

URANIUM ROYALTY CORP.

By:	/s/ Scott Melbye
Name:	Scott Melbye
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Title:	Date:

/s/ Scott Melbye	Chief Executive Officer, President and Director (Principal Executive Officer and Principal Financial Officer)	July 30, 2026
Scott Melbye

*	Chairman and Director	July 30, 2026
Amir Adnani

*By:	/s/ Scott Melbye
Scott Melbye
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of the Registrant in the United States, on this 30th day of July, 2026.

Uranium Royalty (USA) Corp.

By:	/s/ Scott Melbye
Title:	Chief Executive Officer
Name:	Scott Melbye